EXHIBIT 99.1

Final Transcript
Conference Call Transcript
MFE — Q2 2006 McAfee, Inc. Earnings Conference Call
Event Date/Time: Jul. 27. 2006 / 4:30 PM ET

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CORPORATE PARTICIPANTS
Kelsey Doherty
McAfee — Senior Director, IR
Eric Brown
McAfee — COO, CFO
George Samenuk
McAfee — Chairman, CEO
Bill Kerrigan
McAfee — EVP, Consumer
Kevin Weiss
McAfee — President
CONFERENCE CALL PARTICIPANTS
Daniel Ives
Friedman, Billings, Ramsey — Analyst
Michael Turits
Prudential Equity — Analyst
Heather Bellini
UBS — Analyst
Greg Moskowitz
Susquehanna Financial Group — Analyst
Todd Raker
Deutsche Bank — Analyst
Sterling Auty
JPMorgan — Analyst
Katherine Egbert
Jefferies & Company — Analyst
Ed Maguire
Merrill Lynch — Analyst
Chris Hovis
Morgan Keegan — Analyst
Philip Rueppel
Wachovia Securities — Analyst
Sarah Friar
Goldman Sachs — Analyst
Brian Essex
Morgan Stanley — Analyst
PRESENTATION
Operator
  Welcome and thank you for holding for today’s teleconference. (Operator Instructions). This call is being recorded. Should you have any objections, you may disconnect at this time. I would now like to hand the call over to Ms. Kelsey Doherty, Senior Director of Investor Relations at McAfee. Ma’am, you may begin.

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  Kelsey Doherty — McAfee — Senior Director, IR
  Good afternoon and thank you for joining us. Today, we will be discussing our preliminary results for the second quarter of 2006. With me are George Samenuk, our Chairman and Chief Executive Officer, and Eric Brown, our Chief Operating Officer and Chief Financial Officer. Kevin Weiss, our President, and Bill Kerrigan, our Executive Vice President of Consumer, are also here and available to answer questions during the Q&A portion of the call. Please note that today’s conference call is being recorded and will be available for replay on McAfee’s Investor Relations homepage at http://investor.McAfee.com.
I ask for your attention while I review some cautionary language, and then we will pass the call over to Eric and George. This conference call including the question-and-answer session will contain forward-looking statements. These statements include those regarding our preliminary results for the second quarter of 2006; future gross margins and operating expense expectations; revenue and earnings guidance for the third quarter and full year 2006; expected stock-based compensation charges under FAS 123R for 2006; expected expenses relating to the special committee’s investigation; expected new and future product introductions and the revenue opportunity associated with them; expectations regarding the cost of customer acquisition; expectations regarding McAfee’s business segments; statements regarding future partnership opportunities; expectations regarding the Company’s implementation of key systems including CRM, PRM and ERP; the expectations regarding missing the deadline for filing the Company’s Form 10-Q for the second quarter of 2006; expectations regarding the special committee’s review of past stock option practices and related accounting and whether material charges will result there from; and plans regarding future strategic acquisitions by the Company.
Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties, including that McAfee will likely make adjustments to its unaudited preliminary second-quarter results as well as to its financial results previously reported for prior periods as a result of its ongoing review into past stock option grants. McAfee will likely restate certain prior period financial statements.
In addition, McAfee may not achieve its planned revenue realization rates, succeed in its efforts to grow its business, build upon its technology leadership or capture market share or benefit from its strategic alliances or partnerships as anticipated. McAfee customers may not respond as favorably as anticipated to the Company’s products or technical support offerings, and the Company may not satisfactorily anticipate or meet its customers’ needs or expectations. And risks arising from the review of our past option granting practices including but not limited to potential fines and penalties and disruptions to our ongoing business and significant legal, accounting and other expenses; in addition, a number of operational and other factors from new product introductions; the mix of products and services sold; the size of deals closed in a quarter; the amounts of revenue deferred in a quarter; the integration of acquired businesses; the competition we face in the market to the greater macroeconomic environment to name a few may cause our revenues, gross margins and operating results to fluctuate significantly from period to period.
We caution listeners that actual results may vary, perhaps materially, from the forward-looking statements referenced in this call, including any forward-looking statements made during the question-and-answer session. We encourage listeners to review the risk factors contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s first-quarter 2006 10-Q filed May 2, 2006, for more detailed information on the risks and uncertainties related to the Company and its business.
I also would like to note that for your reference, we have provided supplementary financial analysis including breakouts of net revenue and bookings into product groups, year-over-year and sequential growth rates, and other financial metrics. You can find this supplementary information in our earnings press release and on our Investor Relations website. Our preliminary pro forma to GAAP reconciliation of the second-quarter financial numbers discussed in this conference call is attached to the press release issued by the Company this afternoon. I will now turn the call over to our Chief Operating Officer and Chief Financial Officer, Eric Brown.
  Eric Brown — McAfee — COO, CFO
  Good afternoon and thank you for joining us today. Before reviewing our preliminary second-quarter results, I would first like to update you on the status of our stock option review and additional announcements made this afternoon. As previously disclosed, the Company’s Board of Directors has established a special committee of independent directors to review the Company’s stock option practices and related accounting. The special committee is assisted by independent counsel and forensic accountants. As of today, the special committee has not completed its work or reached final conclusions.
The initial phase of the review has focused on the processes used to establish option exercise prices and obtain approvals of stock option grants. Although the review is still ongoing, the special committee has concluded that pursuant to the requirements of Accounting Principles Board

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Opinion Number 25, accounting for stock issued to employees — APB 25 — the accounting measurement dates for certain stock options granted differ from the measurement dates previously used for such awards. As a result, new accounting measurement dates will apply to the affected option grants.
McAfee believes that it is more likely than not that the amount of such additional adjustments relating to prior periods will be material, and McAfee will restate its financial statements in at least one and potentially several prior periods. Accordingly, McAfee has concluded that its previously-issued financial statements should not be relied upon. Because the review is still ongoing, a determination has not yet been made as to the aggregate amount of additional non-cash stock compensation expense, the amount of such expense to be recorded in any specific period or in any future period or the tax consequences that may result from these adjustments.
Expenses arising from management’s review of the special committee’s investigation and other associated activities will be recorded in the periods incurred and are expected to be significant. These items are reflected and will continue to be reflected in our GAAP financials and excluded from our pro forma results. Management is evaluating the impact of this matter on its Sarbanes-Oxley 302 internal control certification over financial reporting and its reports thereon for the years 2004 and 2005.
In addition, McAfee anticipates that it will not file its quarterly report on Form 10-Q for the quarter ended June 30, 2006 on a timely basis. All results reported today for current and prior year periods are presented without taking into account any adjustments that may be required in connection with the ongoing stock option review and should be considered preliminary until McAfee files its Form 10-Q for the second quarter ended June 30, 2006. The special committee is working to complete its stock option review in a timely manner, and the Company intends to file its quarterly report for the period ended June 30, 2006 as soon as practicable, after the special committee’s review is concluded. However, at this time, the Company is not in a position to predict when the stock option review will be completed. Until that time, the Company will not repurchase shares under its authorized repurchase program. Nonetheless, McAfee remains committed to providing timely and meaningful updates to our shareholders.
Now to the review of preliminary second-quarter results. Q2 consolidated net revenue was $277 million. Q2 2006 revenue for McAfee increased by 13% versus the 245 million reported in Q2 2005. Please note that our second-quarter 2005 comparables exclude 175,000 in revenue from the divested labs business. Please note that we had approximately 3 million of negative currency impact on Q2 2006 versus Q2 2005. 82% of revenue during the second quarter came from the balance sheet.
North American revenue of 151 million accounted for 54% of second-quarter 2006 revenue compared to 58% in Q2 2005. International revenue of 126 million accounted for 46% of second-quarter 2006 revenue compared to 42% in Q2 2005. On a GAAP basis, Q2 2006 net income was 31 million or $0.19 per share on a diluted basis compared to 42 million or $0.25 per share on a diluted basis in Q2 2005. Pro forma net income for the second quarter was 48 million compared to Q2 2005 pro forma net income of 52 million. Pro forma earnings per share for the second quarter were $0.30 compared to $0.31 in Q2 2005. Please note that included in our second quarter 2006, GAAP and pro forma operating expenses is a $4 million charge relating to an accrual for a potential litigation settlement.
Bookings for Q2 2006 were 328 million, an increase of 3% over Q2 2005. During the quarter, we saw year-over-year double-digit bookings growth in Japan, Asia-Pacific and Latin America, single-digit growth in EMEA and North America was flat. We did not see incremental discounting or lengthening of contract terms.
We continued to spend money contra revenue to align our marketing and sales efforts with those of our partners, both in the consumer and SMB channels. Contra revenue is not operating expense and comes directly off of top-line revenue. Examples of contra revenue include rebates, market development funds, co-founded marketing and promotional programs. Pro forma gross profit margins for the quarter were 85% compared to Q2 2005 results, which were 86.6%. Gross profit margins are largely a factor of the mix of product sales in a quarter, and we expect that gross profit margins for the third quarter will range between 81 and 83%.
The total pro forma operating expenses were 177 million or 64% of revenue in the second quarter of 2006 compared to 148 million or 60% of revenue in the second quarter of 2005. Pro forma sales and marketing expenses were 88 million or 32% of net revenue, within our expected guidance range of 31 to 33%. Some of this quarter-over-quarter dollar increase of approximately 7 million represents investment in the channel, including incremental sales headcount dedicated to supporting our partners worldwide. Pro forma research and development costs were 52 million or 19% of net revenue, within our expected range.
As previously disclosed, we are working on product upgrades and introductions and continue to make the investments necessary to keep McAfee the security technology leader. One example of the benefit of our investments in R&D is our patent portfolio. We added 21 patents in the second

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quarter, bringing our total to 220 patents. Pro forma G&A expenses were 37 million or 13% of net revenue, within our expected range of 11 to 13%. A driver in sequential G&A cost increases was the 4 million charge relating to an accrual for a potential litigation settlement.
As we discussed during our Q1 2006 earnings call, many expenditures originally targeted for Q1 2006 were delayed into Q2. Those investments combined with the 4 million potential litigation settlement accrual resulted in operating expenses for the quarter at the high end of our expectations on an absolute dollar basis. The total operating expenses increased by $18 million sequentially.
Our pro forma operating margin for Q2 2006 was 21%. Other income for the quarter was 8 million compared to 11.9 million in Q1 2006 and 4.6 million in Q2 2005. The quarter-over-quarter decrease reflects lower average cash balances and the impact of non-cash FX losses on inter-company transactions and balances. Total headcount at the end of the second quarter of 2006 was 3,675, an increase of 211 employees versus the 3,464 reported at the end of Q1 of 2006.
DSOs for Q2 2006 were 41 days, consistent with Q1 2006 and within our expected range. It should be noted that DSOs for Q2 2005 were 35 days and that the six-day increase in DSOs for Q2 2006 indicates a slightly more back-end loaded quarter this year compared to Q2 last year. As previously announced, the Company’s pro forma tax rate increased to 27% in Q2 2006 compared to 25% in Q2 2005. Deferred revenue was 808 million at the end of Q2 2006, another all-time high for McAfee. Year-over-year deferred revenue grew by 26%. Short-term deferred grew by 29 million to end the quarter at 627 million, and long-term deferred grew by 3 million to end the quarter at 181 million. We ended the second quarter with cash, cash equivalents and investments of 1.154 billion, a net increase of 16 million compared to the first quarter balance of 1.138 billion. During the quarter, we generated approximately 76 million in cash from operations on a GAAP basis.
The cash flow summary breakdown is as follows. First, starting with GAAP net income of 31 million, we had 17 million for depreciation and amortization. We had 14 million of non-cash adjustments to reconcile for net income, including stock comp and other. We subtract 20 million for deferred taxes, and we add 34 million for changes in working capital, deferred revenue and other items. This nets out to a total of approximately 76 million in GAAP operating cash flow. Below the operating cash flow line, we used $66 million for the acquisition of SiteAdvisor and Preventsys. We generated 12 million in cash from stock option exercises and issuance of stock under the ESPP plan. We used 12 million for capital spending in the second quarter. We used 4 million for purchases of common stock, and we generated an additional 1.5 million from other items.
Prior to commencing the review of stock option grant practices and related accounting this quarter, we repurchased 152,000 shares spending approximately 3.8 million. As of today, we have a total of approximately $246 million and authorization available for share repurchases through October 25, 2007.
Metrics. As previously noted, we will no longer break out SMB revenue but will report SMB and enterprise revenue as corporate revenue. Details are posted to the Investor Relations portion of our website under quarterly results. We will continue to provide enterprise and SMB bookings metrics through the fourth quarter of 2006. Effective in the third quarter, we will be reporting retail bookings gross of contra revenue consistent with our presentation across all other segments. As previously disclosed, concurrent with the launch of our new consumer suites, we will be transitioning our retail business to a subscription model, resulting in fully ratable revenue across all consumer delivery channels. And, as we switch from point products to suites, we will no longer be providing a subscriptions per subscriber metric.
Guidance. The following updated guidance replaces and supersedes any previous guidance with respect to future periods and is valid as of today only. I would like to remind listeners that guidance is based upon management’s current expectations and that actual results may vary perhaps materially from those results anticipated in this guidance. Consistent with our preliminary results, this guidance excludes any impact from any non-cash charges that could result from our internal review of stock option grant practices.
For the third quarter of 2006, we expect net revenue between 265 million and 285 million. We expect third-quarter pro forma earnings between $0.26 and $0.32 per share on a diluted basis and a pro forma operating income margin of approximately 20% to 22%. We expect our diluted share count to range between 162 and 164 million diluted shares in the third quarter. We assume a pro forma tax rate of 27% for the third quarter of 2006. On a pro forma basis for the third quarter of 2006, we are expecting the following in terms of operating expenses — G&A expenses to range from 11 to 13% of revenue, R&D expenses to range from 17 to 19% of revenue, sales and marketing expenses to range from 30 to 32% of revenue.
We are updating financial guidance for the full year 2006. We expect 2006 full year net revenue to range between approximately 1.05 billion and 1.15 billion. We expect our pro forma gross profit margins will be in the 81 to 85% range. Excluding among other items stock-based compensation expense under FAS 123R, we expect pro forma EPS to range between approximately $1.20 and $1.40 per diluted share. This EPS

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range assumes a full year 2006 pro forma tax rate of 27% and an average of approximately 163 to 165 million diluted shares for the full year of 2006.
We expect full year pro forma operating income margin to range between 21 and 24%. On a pro forma basis for the full year of 2006, we are expecting the following in terms of operating expenses — G&A expenses to range from 10 to 14% of revenue, R&D expenses to range from 16 to 20% of revenue, sales and marketing expenses to range from 28 to 32% of revenue.
Guidance under FAS 123R. Our current best estimate for pretax stock comp charges under FAS 123R is a total 2006 expense, ranging from 56 to 60 million. This takes into account existing year-end 2005 equity instruments and estimated net new issuances in 2006 but excludes any potential impacts arising from the ongoing stock option review. I will now turn the call over to George.
  George Samenuk — McAfee — Chairman, CEO
  McAfee had a solid quarter with net revenue of 277 million, representing 13% growth year-over-year excluding the divested McAfee Labs business. Year-over-year revenue by region grew 5% in North America, 42% in Europe, 4% in Japan and declined 11% in Asia-Pacific and 24% in Latin America. Bookings in the second quarter were 328 million, representing 3% growth year-over-year. The breakdown of second-quarter bookings was 56% from North America and 44% from the rest of the world. During the second quarter, we closed 249 deals over 100,000, including 21 deals over 500,000 and four deals over 1 million.
Revenue from our corporate business was 166 million, up 22% year-over-year. The growth in corporate revenue this quarter reaffirms the decision made over two years ago to change our pricing model from term to Perpetual Plus licensing. Through Perpetual Plus, McAfee has created a long-term relationship with customers, who are in need of proven security solutions to manage their complex security needs. And this installed base generates recurring revenue, where we provide maintenance and support and growth where we sell new nodes into already-installed bases and introduce product upgrades and new technologies. The last significant conversion to Perpetual Plus pricing from term took place in the second quarter of 2005.
Bookings for McAfee’s SMB business were 79 million, representing an 8% year-over-year decline. We understand that driving incremental bookings and revenue performance is linked to our ability to increase the growth rates in SMB. Feedback from our partners continues to be positive. And as we have previously disclosed, our partner program is growing. We remain focused on SMB as part of McAfee’s overall corporate strategy. Bookings for McAfee’s large enterprise business were 104 million, up 3% compared to the second quarter of 2005. Year-over-year, we experienced solid performance in our Network Protection and Foundstone businesses.
As many of you know, McAfee introduced our new total protection solutions, or TOPS, in April with general availability in the middle of May. While we were very pleased with the positive reactions from our customers, partners and industry analysts, we also believe that the delay between the April 2nd announcement and the May 15th availability contributed to softness in our SMB and enterprise bookings for the quarter. TOPS validates McAfee’s strategy of comprehensive security integrated under one management counsel, utilizing the common desktop agent architecture and is a natural upsell to the nearly 45 million nodes being managed under ePolicy Orchestrators. While it takes time for new products to gain traction in the channel, bookings in the last half of the quarter were strong and we are encouraged by the future pipeline. Based on the results of the second half of the quarter, TOPS is one of the most successful product launches in McAfee’s history.
We continue to lead the market in intrusion prevention and detection and demand for our IntruShield’s line of products was strong. Examples of transactions during the second quarter are a leading global investment banking, securities trading and brokerage firm chose IntruShield to expand their network protection for high-volume branch offices as well as the corporate core. Acxiom Corporation, one of the world’s leading providers of data and software used for direct marketing and customer relationship management, purchased additional IntruShield boxes to supplement their large installed base. A major metropolitan city agency selected McAfee, incorporating professional services with IntruShield, Entercept and Active Threat Protection products.
As we mentioned, Perpetual Plus customers with installed McAfee products are one of the ways we will grow our business. We continue to see customers making incremental purchases, either adding additional nodes, upgrading or choosing new technologies. Examples of our ability to maximize the value of our customer base include a large financial institution in Europe purchased Foundstone and IntruShield to complement its current deployment of McAfee. A FORTUNE 100 retailer purchased additional nodes of McAfee VirusScan during the renewal process, and the US Department of Defense chose incremental McAfee security solutions when it selected Desktop Firewall, Host Intrusion Prevention and ePolicy Orchestrator as the base line for their host-based security system.

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Now I would like to discuss our consumer results for the second quarter. Revenue from our consumer business in the second quarter was 111 million, up 2% year-over-year. Overall consumer bookings in the second quarter were 145 million, up 11% year-over-year. Retail revenue was 16 million, down 21% year-over-year. Retail bookings were 15 million, down 12% year-over-year. The decrease in retail bookings is consistent with the weakness seen in this segment as consumers migrate to online forms of delivery for their security needs. Despite this change in consumer pricing habits — purchasing habits, retail remains an important distribution channel for McAfee, and we will continue to maintain our presence and focus on expanding our partnerships beyond the retail isle.
Online consumer revenue was 95 million, up 7% year-over-year. And online revenue during the second quarter was 85% of the total consumer revenue. Online consumer bookings were 131 million, up 15% year-over-year. The global McAfee consumer team drives growth by focusing on our core strategies; opening new global partnerships and establishing new distribution models; investing in people, systems, and best practices to deliver innovative and award-winning services; and extending our leadership beyond the PC to our industry-leading position in the mobile security market. We added 1.6 million net new subscribers during the second quarter, bringing our total number of online subscribers to 20.8 million. As of June 30th, subscriptions per subscriber were 1.73, up from 1.69 in the first quarter.
Consumers continued to move toward purchases of multiple-point products and security suites to better protect themselves from today’s evolving threat environment. We closed our acquisition of SiteAdvisor in April and launched our new McAfee-branded SiteAdvisor offer in May. Industry and customer feedback has been great with comments like this from PC Magazine — “With McAfee’s acquisition of SiteAdvisor, McAfee can unequivocally identify dangerous websites and steer users away. Falcon users will benefit from this technology.”
I’m very pleased to announce that McAfee maintained its leadership in consumer security as a service with the introduction of our next-generation subscription services, code-named Falcon. Since 1999, McAfee has been delivering the industry’s most comprehensive and easiest-to-use version-less protection for the consumer digital and online experience. Price points for the new suites are 39.99 for McAfee VirusScan Plus, 49.99 for PC Protection Plus Backup and Restore, 69.99 for McAfee Internet Security Suite and 79.99 for McAfee Total Protection. Each suite can be purchased as a three user pack for an extra $20. Once again, McAfee is introducing innovation to this segment far faster than our competitors, while reinforcing enhancing the value of our subscribers’ experience. McAfee subscribers will begin upgrading to the new Falcon Suites next week, well in advance of any of our competitors.
Now, I’d like to provide you an update on second-quarter consumer developments. Our relationship with Dell continues to be strong. Beginning on May 7 through August 7, 2006, McAfee has global status as both Dell recommended and Dell default. From August 7 through November 6, 2006, we will be Dell default in North America and both Dell recommended and Dell default in the rest of the world. We will continue to drive customer acquisition through this channel with innovative products and compelling value for the consumer.
Partnerships are essential to executing our strategy. We were very pleased to receive retail partner, CompUSA’s, prestigious Vendor of the Year Award in the productivity software category. This award was based on three key criteria of solid and sustained growth, willingness to enter into innovative marketing and promotional partnerships and excellent product quality. In June, AOL’s nomination earned McAfee Computerworld’s 21st Century Achievement and Leadership Awards. We continue to work together with our strategic partner, AOL, in providing security solutions to their customer base.
On July 18, BSkyB, the broadband unit of Sky TV announced its new Internet access service, Sky Broadband, to be offered to its 8 million Sky TV customers in the United Kingdom. Included in the Sky Broadband offering is a 12-month subscription to McAfee security products. Starting in September, Equifax, a global information solutions company, will bundle McAfee VirusScan with Equifax Credit Watch products as well as offer McAfee Internet Security Suite as a paid premium service via Web offers and telesales to its 9 million plus customers. In turn, McAfee will promote Equifax Credit Watch Silver via its website, offering a discount to consumers.
We have previously told you that our consumer team is focused on international expansion of partnerships, and I’m pleased to report that this work is paying dividends. In the second quarter, we established new partnerships in China, including China Unicom, which will provide their 10 million Lucky Mailbox customers with a free 30-day trial of McAfee VirusScan. StarSoftComm, the leading software vendor in China, which will include McAfee VirusScan and StarSoftComm’s StarCenter, StarCare platform and Baidu, the leading Chinese search engine which will offer McAfee software for sale through its new online store.
In Singapore, McAfee partnered with eSys Technologies, the global leader in the technology distribution of desktop hard disk drives to enable PCs shipped into the US, UK, Singapore and India to carry 90-day trials of McAfee VirusScan. In South Korea, Visual Data, a major software distribution company located in Seoul will provide 90-day trials of McAfee VirusScan to its customers.

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Final Transcript
Finally, during the second quarter, McAfee Mobile continued its momentum by announcing partnership wins with major mobile operators and carriers. This included Cingular Wireless and Wilcom as well as a partnership with Motorola to support the new Q and a partnership with Symbian, the leading mobile device operating system vendor. We currently support more than 100 mobile devices, and McAfee VirusScan Mobile is now deployed and supported on over 28.5 million handsets, far exceeding the aggregate deployments of all competitors combined in the market.
McAfee had a robust start to 2006. Revenue over the past six months grew 15% compared to the first six months of 2005. Our balance sheet is the strongest it has been since my arrival 5.5 years ago. We have a team of strong professionals around the world, serving our customers and business partners, and we remain 100% focused on security and the significant opportunities we believe this market represents. We have a solid strategy in place. As we look ahead, we will build by partner and invest to maintain our role as the thought leader and primary security provider across our target markets of consumer, small and medium business, and large enterprises.
Thanks for joining us today. And now, I would like to open up the call for questions. Kelsey?
  Kelsey Doherty — McAfee — Senior Director, IR
  Before the operator pulls for questions, I would like to inform you that McAfee will be presenting at the Pacific Crest Conference in Vale, Colorado on August 7 and the SG Cowen Conference in New York on August 10.
Operator, you may now pull for questions. Please limit yourself to one question. In addition, as we said earlier in the call, the special committee’s review is not yet complete. Therefore, we cannot make any comments related to the review at this time. Please keep this in mind when you ask your question. Thank you. Operator, you may begin.
  QUESTION AND ANSWER
Operator
(Operator Instructions). Daniel Ives, Friedman, Billings, Ramsey.
  Daniel Ives — Friedman, Billings, Ramsey — Analyst
  Yes, I’ve got a few questions. First, in regards to the 4 million charge which is included in pro forma since the investigation has come on since guidance, apples to apples, that 4 million was obviously not included in your original guidance, correct?
  Eric Brown — McAfee — COO, CFO
  That is correct Daniel.
  Daniel Ives — Friedman, Billings, Ramsey — Analyst
  When I look at next quarter and I look at guidance — because you guys are keeping the revenue guidance the same for the year — but when I look at call it EPS guidance for 3Q, you must have some sort of legal accounting G&A kind of factored in there with the option investigation. Would that be true which you previously wouldn’t have modeled into your guidance call it a quarter ago?
  Eric Brown — McAfee — COO, CFO
  We think that we will indeed incur additional significant cash expenses associated with the ongoing stock option review. What we have done to date — and it’s reflected in the Q2 2006 financials — we’ve identified a line item labeled SEC and compliance costs. And in that, we include the cost for the ongoing stock option review external costs specifically as well as the pre-existing six-month review, which is being done pursuant to

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Final Transcript
the SEC administrative order. So those expenses will be included as GAAP G&A but excluded from pro forma G&A when you look at our Q3 2006 results.
  Daniel Ives — Friedman, Billings, Ramsey — Analyst
  Just finally, could you comment obviously one carrier came out this quarter — just maybe speak whether it’s you or someone else to the initial kind of take in regards to what you are seeing in the field from OneCare? Thanks.
  Bill Kerrigan — McAfee — EVP, Consumer
  This is Bill Kerrigan. OneCare launched very, very late in the third quarter in fact in June. And it’s very, very limited in the channel since — mainly through retail. So it virtually had no impact on our Q2 results.
Operator
  Michael Turits, Prudential Equity.
  Michael Turits — Prudential Equity — Analyst
  I guess pursuant to the last question, if there’s no G&A in there for the legal costs for next quarter, why are you seeing a further down tick in gross margins and flat margins when theoretically — off of what would’ve been the low end of the range at 20%? The results of course being that EPS that’s certainly below consensus and (technical difficulty) below my forecast as well.
  Eric Brown — McAfee — COO, CFO
  We expect — as we commented at the outset, we did have a fairly significant ramp in operating expense in Q2. And again, a lot of that was expense and activities that we had deferred in the first portion of say Q1 2006. We intend to continue to expand and invest in sales and marketing. Contra revenue spend is another important consideration here. We have favorable position in the next upcoming Dell fiscal quarter. So that’s also a factor in terms of our thinking for the Q3 2006 outlook in terms of gross profit margins and also operating expenses. So those are changes in assumptions relative to what we’ve seen for Q2 2006.
Operator
  Heather Bellini, UBS.
  Heather Bellini — UBS — Analyst
  I was just wondering if you could give us a little bit of color on what you are seeing in the enterprise security market. If you comment a little bit — last quarter, we saw a bunch of the small and mid-sized players miss their numbers. Haven’t seen as much of it this quarter, but what are you seeing from a consolidation of spend standpoint if you could comment on that?
  Kevin Weiss — McAfee — President
  This is Kevin Weiss. I think last quarter, we talked about the fact that large enterprises are looking to consolidate the large number of security vendors that they are dealing with. We had a — as George mentioned in his prepared remarks, we had a very solid launch of our TOPS product. We were very pleased with the second half of the year and what we saw in terms of the amount of bookings that took place ahead of what we had anticipated. We would expect to see continued consolidation of security vendor spend with large — in the enterprise space. And we think we are well positioned to be able to capture some of that consolidation. We also saw, as George mentioned to you, continued strength in Network Intrusion Prevention product set. And again, that product line for McAfee continues to deliver above our expectations.

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Final Transcript
Operator
  Greg Moskowitz, Susquehanna Financial Group.
  Greg Moskowitz — Susquehanna Financial Group — Analyst
  This question is probably for either Bill or Eric. Wondering if you can talk about the process of migrating the Falcon Suites across your existing ISP, OEM and other partners? When do you expect them to come online, and will this drive higher economics based on the prices that you mentioned earlier?
  Bill Kerrigan — McAfee — EVP, Consumer
  Sure, this is Bill Kerrigan. So, the launch will continue throughout the quarter. Our direct subscribers will begin next week in terms of the upgrade process. Our channel partners all get the opportunity to determine what is the most opportune time for them. So, for instance, PC manufacturers are in a slightly different cycle than ISPs on that. That should completely run its course through the third quarter across all channels and all geographies.
Operator
  Todd Raker, Deutsche Bank.
  Todd Raker — Deutsche Bank — Analyst
  One follow-up question. On the OpEx guidance, Eric, is it fair to say or is it a reasonable conclusion that the consumer business with certain channel partners — i.e., Dell and other guys — is actually getting less favorable from an economic perspective to McAfee?
  Eric Brown — McAfee — COO, CFO
  No, I wouldn’t draw that conclusion at all. I think the comment is one about a kind of sequential or perhaps year-over-year comparisons. Yet to the extent that Dell default or recommended worldwide or in certain geographies, we typically have spend ahead of revenue recognized. That’s fairly typical. The economics of that relationship are very attractive from both parties’ perspectives. So that’s not a consideration or a concern here.
Operator
  Sterling Auty, JPMorgan.
  Sterling Auty — JPMorgan — Analyst
  I want to drill in on the consumer online. I think this is the first time at least that I can remember, not only for McAfee but also in McAfee.com that we’ve seen a sequential decline in revenue. And I think there was a comment in the prepared remarks from Eric. Can we drill into why the sequential down tick here as well as I didn’t really see — I saw a deceleration here in online bookings as well?
  Bill Kerrigan — McAfee — EVP, Consumer
  Sure. It’s Bill Kerrigan again. On the revenue side of the house, we’ve commented in previous calls in terms of the focus we have on customer acquisition, both in the first quarter and in the second quarter pre-Microsoft entry. In order to drive that contra revenue, our market development funding is up year-over-year and that is very true for our online business. We have great visibility into the economic value of an online subscriber, given the very high renewal rates we experience in that business. So our decision was to focus very much pre-OneCare entry heavily

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Final Transcript
on customer acquisitions for our online partners, requiring additional contra revenue or market development funding, which resulted in the revenue picture you see announced today.
Operator
  Phil Winslow, Credit Suisse.
Unidentified Speaker
  This is Dennis for Phil Winslow. I was wondering if you can comment on the SMB market, if you’re seeing any change in the pricing environment there?
  Eric Brown — McAfee — COO, CFO
Excuse me. In the what market — service provider market?
Unidentified Speaker
  No, in the SMB market.
  Eric Brown — McAfee — COO, CFO
  SMB market.
  George Samenuk — McAfee — Chairman, CEO
  No. In fact, as Eric said in his remarks, we have not seen any deterioration in our pricing at all. And in fact in the — in the second half of the quarter when we looked at TOPS, we were favorably pleased that the prices were actually holding a lot higher than we originally anticipated. So we will have to see as it goes forward. It is a very competitive market though; let me be clear. There are a lot of people that are trying to get at the small and medium business segment. Clearly, those customers tend to buy closer to list price than in the enterprise where there’s more negotiation that takes place. So while we didn’t see any deterioration in pricing, make no mistake it’s a competitive market out there.
Operator
  Brad Lehl, Jefferies & Company.
  Katherine Egbert — Jefferies & Company — Analyst
  This is Katherine Egbert at Jefferies. I was wondering if you could comment on the divergence between the consumer secured bookings and the revenues and then also more broadly the divergence between deferred revenue and revenue, whereas revenue is growing faster than deferred.
  Eric Brown — McAfee — COO, CFO
  This is Eric. I will answer the first portion of that question. So just to be clear, the sequential increase in deferred revenue is predominantly short term, so 20 to 29 million out of 32 million or so. This is an important fact because it indicates that there is no lengthening of contract duration — i.e., forward selling of maintenance renewal contracts. So that’s a very positive indicator.

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Deferred revenue in total year-over-year is up 26% I believe, which is very strong performance and is actually ahead of year-over-year revenue performance. So, in fact, we are actually fairly pleased with the overall bill to deferred revenue and also the characteristics of the incremental deferred revenue — i.e., it being predominantly short term in nature.
There was a second half of the question. If you could please repeat that, Katherine?
  Bill Kerrigan — McAfee — EVP, Consumer
  I think the bridge you were asking for relates to consumer bookings and the production thereafter of consumer revenue.
  Katherine Egbert — Jefferies & Company — Analyst
  You got it, Bill.
  Bill Kerrigan — McAfee — EVP, Consumer
  The bridge on that gap is clearly contra-based revenue programs, which can be related to end-user rebates or more specifically in our online business, to market development funds, channel development funds with strategic partners focused on customer acquisition.
Operator
  Ed Maguire, Merrill Lynch.
  Ed Maguire — Merrill Lynch — Analyst
  First, for Eric. Just wondering if you could quantify a delta in the — a revenue delta in the consumer as you make the transition to a full subscription model and also broadly comment on the move to run the Foundstone and IntruShield products through Ingram and Tech Data.
  Eric Brown — McAfee — COO, CFO
  Yes, the first half of that — it’s a good question. The change from perpetual or upfront revenue recognition on retail box product to pure subscription or ratable revenue is already included in our guidance and in fact was included in our full year guidance last quarter as well. Rough ballpark of the impact full year 2006 was in the single-digit millions and so that was the magnitude of that particular item.
  Kevin Weiss — McAfee — President
  This is Kevin. In terms of the expectation that we are having moving Foundstone and IntruShield into broad line distribution, our expectation is that we will gain access to a larger percentage of resellers, most specifically our ability to get to the Cisco resellers who have deep networking expertise. And in the specialized value-added distribution, you know you limit your reseller base that you go after. We feel at this point with those two product lines with the amount of product that we have in the marketplace now, our limitations are our ability to attract new resellers of that product. We feel that those larger broad line distributors are the ones that can get us that kind of reach.
Operator
  Chris Hovis, Morgan Keegan.
  Chris Hovis — Morgan Keegan — Analyst

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Final Transcript
  Recently — I guess six or nine months ago, you launched a number of other new products, like Secure Web Gateway, Secure Internet Gateway, Messaging Gateway in addition to NAC-like functionality more recently. Can you talk about what’s going on with some of those, where you’re seeing strength if at all?
  Kevin Weiss — McAfee — President
  Yes. So I will talk to you but let me start with NAC first, and then I will move into our Secure Contact Management products. We initially had contemplated launching the Network Access Control product as a stand-alone product that we would sell. As we solidified our top strategy, we ended up coming out with two products — TOPS Enterprise and TOPS Enterprise Advanced, which includes our Network Access Control product. And I will tell you that as TOPS exceeded our expectation so too did TOPS Enterprise Advanced. We will continue to analyze whether or not a stand-alone TOPS Enterprise product makes sense or should we be looking at TOPS Enterprise Advanced completely. So I would tell you that that’s been a very positive reaction from the marketplace.
We’ve seen customers, not only some of the largest 100,000 node and up customers make decisions to go forward with this product, but we’ve seen that decision is being made down below 1,000 nodes. So, we are seeing some pretty good traction and we will see over the next couple of quarters if we can continue that kind of growth.
As it relates to Secure Contact Management, I will tell you that it did not meet our expectations for the quarter. We had some expectations that we would be able to start to drive that not only at the low end but also at the high end. I will tell you at the low end of the market, it is a crowded market. You know a lot of the people that play down there. We’re doing some work to reassess how we go to market with the multiple products that we have so that we can get back on the track of growth that we expected for this product line.
Operator
  Philip Rueppel, Wachovia Securities.
  Philip Rueppel — Wachovia Securities — Analyst
  First, a clarification on the timing of Falcon. Is it safe to assume that all geographies and all of the suites will start to be available next week? And then second of all, you’ve talked a lot about the contra revenue. Given that the Dell placement is going to at least continue into the next quarter and the new product launch is happening, are we at a new level of contra revenue? Or is the program to get new subscribers in Q1 and Q2 now behind us and we will start to see a convergence again between bookings and revenue?
  George Samenuk — McAfee — Chairman, CEO
  So addressing the first question in terms of the Falcon launch. It releases first in North American Web and then subsequently approximately two weeks after that to major European and our major APAC countries. It goes first through our Web, then through the manufacturing process and on to the retail shelf and then the implementations are customed by partner in line with their launch plans there. We’re going to continue, especially given the Dell relationship we announced for Dell’s upcoming quarter to continue to focus on profitable customer acquisition through Dell. And again, there is great visibility in our online subscription world, where we enjoy very high renewal rates to have very aggressive customer acquisition — albeit contra revenue based — in terms of setting ourselves up for a very large and sustainable subscriber base going forward. So we will continue during this quarter to focus on customer acquisition.
Operator
  Sarah Friar, Goldman Sachs.
  Sarah Friar — Goldman Sachs — Analyst
  Two quick questions if I may. Just firstly, a more broad one around your operating margin. Obviously, a year ago or 2 years ago now, you started a project internally to rationalize your expenses and get operating margins up into the high 20% range, which you did fairly successfully. Now,

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Final Transcript
we are seeing margins drop back down into the low 20% range. Is that really the state of things to come? Or can we expect to see some leverage as we start looking out into future quarters? Then just secondarily in terms of stock repurchase, Eric, are you unable to buy back stock while you have the stock option issue outstanding?
  Eric Brown — McAfee — COO, CFO
  I will take the second question first. The short answer in the stock repurchase question is that we will not be repurchasing shares while the option review is still ongoing. We will wait for that to run its full course and be completed.
  Bill Kerrigan — McAfee — EVP, Consumer
  For the first half of 2006, we’ve hired over 300 people in all areas of McAfee and in R&D, in sales and marketing and views as you have heard to deliver future growth and future results. We had 15% revenue growth in the first half of 2006. Deferred revenue hit an all-time high. Our $328 million in bookings is our second-highest bookings record of all time for the new McAfee. So we’ve been investing in growth, hiring new people, putting in new systems to ensure that we can continue this strong double-digit growth in the coming years. As we grow revenue faster, that will contribute to the net operating margin for our business. So, we’re making investments. We see an opportunity here. We haven’t seen many competitors announce these double-digit revenue growth numbers in this last second quarter. So we are optimistic about our prospects going forward.
  Eric Brown — McAfee — COO, CFO
  This is Eric again. One final point of clarification regarding your question on share repurchases. It’s actually a two-part condition before we would be back in the market repurchasing shares — a, the completion of the stock option review and b, the filing of our 10-Q for the second quarter of 2006.
Operator
  Brian Essex, Morgan Stanley.
  Brian Essex — Morgan Stanley — Analyst
  I just have a question on the acquisitions. In terms of Preventsys and SiteAdvisor, have you offered estimates of contribution and/or accretion dilution in there?
  Eric Brown — McAfee — COO, CFO
  This is Eric. No, we haven’t specifically identified bookings revenue or expense expectations for Preventsys or SiteAdvisor. In general, it’s fair to make the characterization that we’re in sales and marketing and R&D investment mode as we release these products in connection with — in the case of SiteAdvisor, the Falcon launch and Preventsys in conjunction with the Foundstone management offerings — so the earlier stage product families as it were for the second half of 2006.
Operator
  Todd Raker, Deutsche Bank.
  Todd Raker — Deutsche Bank — Analyst
  It’s been asked. Thank you.

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Final Transcript
Operator
  I would like to turn the call back over to Ms. Doherty for closing remarks.
  George Samenuk — McAfee — Chairman, CEO
  Thank you, operator. As we said before, we invested heavily in the first half of the year for growth and delivered some pretty strong revenue growth in the first half of 2006. Many of our new products have performed very well, like TOPS and NAC and others. So we are optimistic as we’ve rolled out these new products with Falcon coming next week for the second half of 2006 and the prospects for our customers and partners to help us deliver results for the remainder of the year. Thank you very much for taking the McAfee call.
Operator
  This concludes today’s conference. You may disconnect at this time. Thank you.

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